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                              AMENDED AND RESTATED
                   SHAREHOLDER SERVICES AND DISTRIBUTION PLAN

    This Amended and Restated Shareholder Services and Distribution Plan (the "Plan") is adopted in accordance with Rule 12b-1 (the "Rule") under the Investment Company Act of 1940, as amended (the "1940 Act"), by Smith Barney Income Funds, a business trust organized under the laws of the Commonwealth of Massachusetts (the "Trust"), on behalf of SB Capital and Income Fund and SB Convertible Fund (together, the "Funds"), subject to the following terms and conditions:

    Section 1.  Annual Fee.

    (a) Service Fee for Smith Barney Class A shares. The Trust will pay to Citigroup Global Markets Inc., a corporation organized under the laws of the State of Delaware ("Citigroup Global Markets"), a service fee under the Plan at an annual rate of 0.25% of the average daily net assets of the Funds attributable to the Smith Barney Class A shares sold and not redeemed.

    (b) Service Fee for Smith Barney Class B shares. The Trust will pay to Citigroup Global Markets a service fee under the Plan at the annual rate of 0.25% of the average daily net assets of the Funds attributable to the Smith Barney Class B shares sold and not redeemed (the " Smith Barney Class B Service Fee").

    (c) Distribution Fee for Smith Barney Class B shares. In addition to the Smith Barney Class B Service Fee, the Trust will pay Citigroup Global Markets a distribution fee under the Plan at the annual rate of 0.50% of the average daily net assets of the Funds attributable to the Smith Barney Class B shares sold and not redeemed.

    (d) Service Fee for Smith Barney Class L shares. The Trust will pay to Citigroup Global Markets a service fee under the plan at the annual rate of 0.25% of the average daily net assets of the Funds attributable to the Smith Barney Class L shares sold and not redeemed (the " Smith Barney Class L Service Fee").

    (e) Distribution Fee for Smith Barney Class L shares. In addition to the Smith Barney Class L Service Fee, the Trust will pay Citigroup Global Markets a distribution fee under the Plan at the annual rate of 0.50% of the average daily net assets of the Funds attributable to the Smith Barney Class L shares sold and not redeemed.

    (f) Service Fee for Salomon Brothers Class A shares. The Trust will pay to Citigroup Global Markets a service fee under the Plan at an annual rate of 0.25% of the average daily net assets of the Funds attributable to the Salomon Brothers Class A shares sold and not redeemed

    (g) Service Fee for Salomon Brothers Class B shares. The Trust will pay to Citigroup Global Markets a service fee under the Plan at the annual rate of 0.25% of the average daily net assets of the Funds attributable to the Salomon Brothers Class B shares sold and not redeemed (the " Salomon Brothers Class B Service Fee").

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    (h) Distribution Fee for Salomon Brothers Class B shares. In addition to the
        Salomon Brothers Class B Service Fee, the Trust will pay Citigroup
        Global Markets a distribution fee under the Plan at the annual rate of 0.75% of the average daily net assets of the Funds attributable to the Salomon Brothers Class B shares sold and not redeemed.

    (i) Service Fee for Salomon Brothers Class 2 shares. The Trust will pay to Citigroup Global Markets a service fee under the plan at the annual rate of 0.25 % of the average daily net assets of the Funds attributable to the Salomon Brothers Class 2 shares sold and not redeemed (the " Salomon Brothers Class 2 Service Fee").

    (j) Distribution Fee for Salomon Brothers Class 2 shares. In addition to the Salomon Brothers Class 2 Service Fee, the Trust will pay Citigroup Global Markets a distribution fee under the Plan at the annual rate of 0.75% of the average daily net assets of the Funds attributable to the Salomon Brothers Class 2 shares sold and not redeemed.

    (k) Payment of Fees. The Service Fees and Distribution Fees will be calculated daily and paid monthly by the Trust with respect to the foregoing classes of the Funds' shares (each a "Class" and together, the "Classes") at the annual rates indicated above.

    Section 2 (a). Expenses Covered by the Plan With Respect to Smith Barney Classes A, B and L.

    (l) With respect to expenses incurred by each Class, its respective Service Fee and/or Distribution Fee may be used by Citigroup Global Markets for: (a) costs of printing and distributing the Funds' prospectuses, statements of additional information and reports to prospective investors in the Funds; (b) costs involved in preparing, printing and distributing sales literature pertaining to the Funds; (c) an allocation of overhead and other branch office distribution-related expenses of Citigroup Global Markets; (d) payments made to, and expenses of, Citigroup Global Markets' financial consultants and other persons who provide support services to the Funds' shareholders in connection with the distribution of the Funds' shares, including but not limited to, office space and equipment, telephone facilities, answering routine inquires regarding each Fund and its operation, processing shareholder transactions, forwarding and collecting proxy material, changing dividend payment elections and providing any other shareholder services not otherwise provided by the Funds' transfer agent; and (e) accruals for interest on the amount of the foregoing expenses that exceed the Distribution Fee for that Class and, in the case of Class B shares, any contingent deferred sales charges received by Citigroup Global Markets; provided, however, that (i) the Distribution Fee for a particular Class may be used by Citigroup Global Markets only to cover expenses primarily intended to result in the sale of shares of that Class, including, without limitation, payments to the financial consultants of Citigroup Global Markets and other persons as compensation for the sale of the shares, and (ii) the Service Fees are intended to be used by Citigroup Global Markets primarily to pay its financial consultants for servicing shareholder accounts, including a continuing fee to each such financial consultant, which fee shall begin to accrue immediately after the sale of such shares.

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    Section 2(b).  Expenses Covered by the Plan With Respect to Salomon Brothers
    Classes A, B and 2.

Subject to the supervision of the Board of Trustees, the Funds may engage, directly or indirectly, in any activities primarily intended to result in the sale of Classes of shares of the Funds. With respect to expenses incurred by Classes of shares of the Funds, the Distribution Fee may include, but not necessarily be limited to, costs of; (a) printing and distributing the Funds' prospectuses, and statements of additional information and reports to existing and prospective shareholders of the Funds; (b) preparing, printing and distributing sales literature relating to the Funds; (c) holding seminars and sales meetings designed to promote distribution of Classes of shares; obtaining information and providing explanations to shareholders regarding the Funds' investment objectives and policies and other information about the Funds including the performance of the Funds; (e) training sales personnel regarding the Funds, (f) compensating sales personnel in connection with the sale of the Classes of shares of the Funds, (g) personal service or maintenance of shareholders accounts and (h) financing any other activity that the Board of Trustees determines is primarily intended to result in the sale of Classes of shares of the Funds.

Section 3.  Approval by Shareholders

If any material changes to the Plan with respect to the Smith Barney Classes of Shares and after public offering with respect to Salomon Brothers Classes of Shares, the material changes to the Plan will not take effect, and no fees will be payable in accordance with Section 1 of the Plan, with respect to a Class until the material changes to the Plan has been approved by a vote of at least a majority of the outstanding voting securities of the Class. The Plan will be deemed to have been approved with respect to a Class so long as a majority of the outstanding voting securities of the Class votes for the approval of the Plan, notwithstanding that: (a) the Plan has not been approved by a majority of the outstanding voting securities of any other Class, or (b) the Plan has not been approved by a majority of the outstanding voting securities of the Funds.

Section 4.   Approval by Trustees.

    Neither the Plan nor any related agreements will take effect until approved by a majority vote of both (a) the Board of Trustees and (b) those Trustees who are not interested persons of the Trust and the Funds and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to it (the "Qualified Trustees"), cast in person at a meeting called for the purpose of voting on the Plan and the related agreements.

    Section 5.  Continuance of the Plan.

    The Plan will continue in effect with respect to each Class until March 19, 2004 and thereafter for successive twelve-month periods with respect to each Class; provided, however, that such continuance is specifically approved at least annually by the Trustees of the Trust and by a majority of the Qualified Trustees.

    Section 6.  Termination.

    The Plan may be terminated at any time with respect to a Class (i) by the Trust without the payment of any penalty, by the vote of a majority of the outstanding voting securities of such Class or (ii) by a majority vote of the Qualified Trustees. The Plan may remain in effect with respect to a particular Class even if the Plan has been terminated in accordance with this Section 6 with respect to any other Class.

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    Section 7.  Amendments.

    The Plan may not be amended with respect to any Class so as to increase materially the amounts of the fees described in Section 1 above, unless the amendment is approved by a vote of holders of at least a majority of the outstanding voting securities of that Class. No material amendment to the Plan may be made unless approved by the Trust's Board of Trustees in the manner described in Section 4 above.

    Section 8.  Selection of Certain Trustees.

    While the Plan is in effect, the selection and nomination of the Trust's Trustees who are not interested persons of the Trust will be committed to the discretion of the Trustees then in office who are not interested persons of the Trust.

    Section 9.  Written Reports

    In each year during which the Plan remains in effect, any person authorized to direct the disposition of monies paid or payable by the Trust pursuant to the Plan or any related agreement will prepare and furnish to the Trust's Board of Trustees and the Board will review, at least quarterly, written reports complying with the requirements of the Rule, which set out the amounts expended under the Plan and the purposes for which those expenditures were made.

    Section 10.  Preservation of Materials.

    The Trust will preserve copies of the Plan, any agreement relating to the Plan and any report made pursuant to Section 9 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of the Plan, agreement or report.

    Section 11.  Meanings of Certain Terms.

    As used in the Plan, the terms "interested person" and "majority of the outstanding voting securities" will be deemed to have the same meaning that those terms have under the rules and regulations under the 1940 Act, subject to any exemption that may be granted to the Trust under the 1940 Act, by the Securities and Exchange Commission.

    Section 12.  Limitation of Liability.

    The obligations of the Trust under this Agreement shall not be binding upon any of the Trustees, shareholders, nominees, officers, employees or agents, whether past, present or future, of the Trust, individually, but are binding only upon the assets and property of the Trust, as provided in the Master Trust Agreement. The execution of this Plan has been authorized by the Trustees and signed by an authorized officer of the Trust, acting as such, and neither such authorization by such Trustees nor such execution by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust attributable to the Funds as provided in its Master Trust Agreement.

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    IN WITNESS WHEREOF, the Trust has executed the Plan as of May 14, 2003.

                      Smith Barney Income Funds on behalf of
                      SB Capital and Income Fund and SB Convertible Fund


                      By: /s/ R. Jay Gerken
                         ---------------------------------------
                         R. Jay Gerken
                         Chairman of the Board